EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lehman Brothers Holdings Inc. (the “Company”) on Form S-8 for the registration of 107,500,000 shares of the Company’s Common Stock, par value $0.10 per share, pertaining to the Company’s 2005 Stock Incentive Plan, of our reports dated February 13, 2007, with respect to the consolidated financial statements and financial statement schedule of the Company, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company (the “Reports”), included in its Annual Report on Form 10-K for the year ended November 30, 2006, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of the Reports in the related Prospectus of the Company, and to the reference therein to our firm as experts under the caption “Independent Accountants.”

Ernst & Young LLP

New York, New York
November 19, 2007